SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NEWTEK BUSINESS SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWTEK BUSINESS SERVICES, INC.

1440 Broadway

17th Floor

New York, New York 10018

April 30, 2007

Dear Shareholder:

We invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Newtek Business Services, Inc. (the “Company”) to be held at the offices of the Company at 1440 Broadway, 17th floor, New York, NY 10018 on May 30, 2007 at 9:00 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the Annual Meeting. Also enclosed is a Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

As an integral part of the Annual Meeting, we will report on the operations of the Company. Directors and Officers of the Company and a representative of the Company’s independent auditors will be present to respond to any questions that our shareholders may have. Detailed information concerning our activities and operating performance is contained in our enclosed Annual Report.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely yours,

Barry Sloane
Chairman, Chief Executive Officer and Secretary

NEWTEK BUSINESS SERVICES, INC.

1440 Broadway

17th Floor

New York, New York 10018

(212) 356-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 30, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Newtek Business Services, Inc. (the “Company”) will be held at the offices of the Company at 1440 Broadway, 17th floor, New York, NY 10018 on May 30, 2007 at 9:00 a.m., local time.

The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement:

1.	To elect two Class 1 directors of the Company to serve on the Board of Directors until the Company’s annual meeting in 2010;

2.	To ratify the appointment of the Company’s independent registered accounting firm (independent auditors) for the year ended December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Shareholders of record at the close of business on April 19, 2007 are the shareholders entitled to vote at the Annual Meeting and any adjournment thereof.

We ask that you fill in and sign the enclosed proxy card which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

BARRY SLOANE
CHAIRMAN, CHIEF EXECUTIVE OFFICER AND SECRETARY

New York, New York

April 30, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

NEWTEK BUSINESS SERVICES, INC.

1440 Broadway

17th Floor

New York, New York 10018

(212) 356-9500

ANNUAL MEETING OF SHAREHOLDERS

May 30, 2007

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newtek Business Services, Inc. (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company at 1440 Broadway, 17th floor, New York, NY 10018 on May 30, 2007 at 9:00 a.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement, together with the enclosed form of proxy, are first being mailed to shareholders on or about April 30, 2007.

VOTING AND REVOCATION OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Properly executed but unmarked proxies will be voted FOR Proposal I to approve the election of two nominees of the Board of Directors as Class 1 Directors to serve on the Board until the Annual Meeting in 2010, and FOR Proposal II to ratify the appointment of the Company’s independent public accountants for the year ending December 31, 2007. If any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxy will vote the shares represented thereby on such matters as determined by a majority of the Board of Directors. The proxies solicited by the Board of Directors confer discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented at the Annual Meeting if notice of such matter has not been delivered to the Company within a reasonable time before the date of this Proxy Statement. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted (“broker no votes”) will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

Shareholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a shareholder attends the Annual Meeting and votes in person. The presence of a shareholder at the Annual Meeting alone will not revoke such shareholder’s proxy.

VOTING SECURITIES

The securities which can be voted at the Annual Meeting consist of the Company’s common shares, $.02 par value per share (“Common Shares”). Shareholders of record as of the close of business on April 19, 2007 (the “Record Date”) are entitled to one vote for each Common Share then held on all matters. As of the Record Date 36,713,262 Common Shares were issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of Common Shares outstanding and entitled to vote, will be necessary to constitute a quorum at the Annual Meeting.

Persons and groups owning in excess of 5% of Common Shares are required to file certain reports regarding such ownership with the Company and the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Security Ownership of Certain Beneficial Owners and Management.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of our shares of common shares beneficially owned as of April 19, 2007 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common shares;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation;” and

•	all of our current directors and executive officers of the company as a group.

The number of shares beneficially owned by each 5% holder, director or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of April 19, 2007 through the exercise of any stock option or other right. For purposes of computing the percentage of outstanding shares of common shares held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after April 19, 2007 are deemed to be outstanding with respect to such person or entity, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of April 19, 2007 there were 36,713,262 shares of common shares issued and outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
David C. Beck	153,533	*
Craig J. Brunet	176,190	*
Seth A. Cohen	191,593	*
Michael J. Holden	160,121	*
Christopher G. Payan	57,541	*
Salvatore F. Mulia	31,528	*
Jeffrey M. Schottenstein	88,226	*
Jeffrey G. Rubin	4,291,505	11.66%
Michael A. Schwartz	25,176	*
Barry Sloane	4,637,896	12.60%
Tracy A. Schmidt(3)	324,969	*
Tim Uzzanti(4)	208,399	*
All current directors and executive Officers as a group (10 persons)	10,346,677	28.18%

*	Less than 1% of total common shares outstanding as of April 19, 2007.
(1)	Unless otherwise stated, the address of each person listed is c/o Newtek Business Services, Inc., 1440 Broadway, 17th Floor, New York, New York 10018.

(2)	As of April 19, 2007 except with respect to Mr. Schmidt as of February 5, 2007 and Mr. Uzzanti as of July 8, 2006.
(3)	Resigned February 5, 2007.
(4)	Resigned July 8, 2006.

PROPOSAL I-ELECTION OF CLASS I DIRECTORS

Composition of the Board

The full Board of Directors consists of seven Directors. The Board of Directors is divided into three classes, with Class I having two directors, Class II having two Directors and Class III having three Directors. The Directors in each class serve a three-year term, following the Interim Term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of Directors at each annual meeting.

The current composition of the Board of Directors is:

Class I Directors (term expiring at this meeting)	Salvatore F. Mulia
Jeffrey G. Rubin

Class II Directors (serving until the 2008 meeting)	David C. Beck
Jeffrey M. Schottenstein

Class III Directors (serving until the 2009 meeting)	Christopher G. Payan
Barry Sloane
Michael A. Schwartz

The election of two Class I Directors will take place at the Annual Meeting. If elected, each of the two Class I Director nominees will serve on the Board until the Annual Meeting in 2010, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If either of the two nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. The Board of Directors has no reason to believe that any of the two nominees for election named below will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

Nominees for Election as Class I Directors with Terms Expiring at the 2010 Annual Meeting:

Salvatore F. Mulia	Age: 59	Director since: 2005

Mr. Mulia has been a financial advisor with the firm of RTM Financial Services, Westport, CT, with emphasis on leasing and lending advisory services since February 2003. From February 2001 to February 2003 Mr. Mulia was Executive Vice President of Pitney Bowes Capital Corp, Shelton, CT which was engaged in providing financial services to business customers. Prior to that, Mr. Mulia held senior management positions within General Electric’s Financial Services Division, GE Capital Corporation (“GECC”), and from 1980 through 1993 he was responsible for developing new products and business initiatives in financial services. During his tenure at GECC he was a principal in GEVEST, GECC’s investment banking unit, where he headed syndication and led acquisition teams which acquired leasing companies with combined assets of $3 billion including: TransAmerica Leasing, Chase Manhattan’s leasing subsidiary and LeaseAmerica.

Jeffrey G. Rubin	Age: 39	Director since: 1999

Mr. Rubin has been an executive officer of the Company and each of the Company-sponsored certified capital companies for over five years. Previous to participating in the founding of Newtek, Mr. Rubin founded in July 1994, financed and participated in the day-to-day management of Optical Dynamics Corporation, formally known as Fastcast Corporation, an early stage technology company. Mr. Rubin also served as an officer of that company and a member of the board of directors until December 1997. From January 1992 through January 1998, Mr. Rubin served as a private venture capitalist. During 2004 Mr. Rubin joined the board of trustees of BRT Realty Trust (NYSE: BRT).

Continuing Class II Directors With Terms Expiring at the 2008 Annual Meeting:

David C. Beck	Age: 64	Director since: 2002

Mr. Beck has been Managing Director of Copia Capital, LLC, a private equity investment firm since September 1998. Prior to joining Copia, Mr. Beck was CEO of Universal Savings Bank, Milwaukee and First Interstate Corporation of Wisconsin, a publicly traded company. Mr. Beck has since November 2002 served as Chairman of Universal Savings Bank’s holding company, Universal Saving Banc Holdings, Inc. He is a certified public accountant.

Jeffrey M. Schottenstein	Age: 66	Director since: 2001

Mr. Schottenstein has specialized in the investment and restructuring of diverse companies for the past 30 years. He has served as a director of Schottenstein Investment, a diversified investment holding company with $650 million in real estate assets, Vice President of real estate of Schottenstein Store’s Value City Stores Division (NYSE: VCD) and Chief Executive Officer of Schottenstein Realty Company, which specializes in the investment and restructuring of real estate related companies. Mr. Schottenstein has been involved in the restructuring of numerous retail enterprises, including Weiboldts’ Department Stores, Chicago, IL, Strauss Auto Parts, New York, NY, Valley Fair Discount Stores, New Jersey, Steinbach Stores and others. Along with his investors, Mr. Schottenstein acquired Bell Supply Company, a retail oil and gas equipment supply company based in Kilgore, TX, and Omni Exploration Company.

Continuing Class III Directors With Terms Expiring at the 2009 Annual Meeting:

Christopher G. Payan	Age: 32	Director since: 2004

Mr. Payan has served as Chief Executive Officer of Emerging Vision, Inc. (“EVI”), a publicly traded company, since June 2004. Prior to June 2004, and since July 2001, Mr. Payan served in various other executive offices for EVI, including Chief Operating Officer and Chief Financial Officer. From March 1995 through July 2001, Mr. Payan was employed by Arthur Andersen LLP, at the time, one of the world’s largest professional services firms, where he provided various audit, accounting, operational consulting and advisory services to various small and mid-sized private and public companies in various industries. Mr. Payan also serves on the board of directors of Hauppauge Digital, Inc. (NASDAQ: HAUP). Mr. Payan is a certified public accountant and joined our board in 2003. Mr. Payan serves as the Chairman of the Company’s Audit Committee.

Michael A. Schwartz	Age: 46	Director since: 2005

Mr. Schwartz is a Partner at the New York City law firm of Wolf Popper LLP. He has specialized in securities and antitrust class action litigation and shareholder derivative/corporate governance litigation. Mr. Schwartz joined Wolf Popper LLP in 1998 and became a partner in 2003.

Barry Sloane	Age: 47	Director since: 1999

Mr. Sloane is the Chairman of the Board of Directors, Chief Executive Officer, and Secretary of the Company and has been an executive officer of each of the Company-sponsored certified capital companies for more than five years. Previously, from September 1993 through July 1995, Mr. Sloane was a Managing Director of Smith Barney, Inc. While there, he directed the Commercial and Residential Real Estate Securitization Unit and, prior to that, he was national sales manager for institutional mortgage and asset backed securities sales. From April 1991 through September 1993, he was founder and President of Aegis Capital Markets, a consumer loan origination and securitization business which was eventually taken public with the name of “Aegis Consumer Funding.” From October 1988 through March 1991, Mr. Sloane was Senior Vice President of Donaldson, Lufkin and Jenrette, where he was responsible for directing sales of mortgage-backed securities. From August 1982 to September 1988 Mr. Sloane was a senior mortgage security salesman and trader for Bear Stearns, L.F. Rothschild, E.F. Hutton and Paine Webber.

CORPORATE GOVERNANCE

The Board and Board Meetings

Newtek’s Board of Directors and management are committed to responsible corporate governance to ensure that Newtek is managed for the long-term benefit of its shareholders. To that end, the Board of Directors and management periodically review and update, as appropriate, Newtek’s corporate governance policies and practices. In doing so, the Board and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies. The Board of Directors and management also regularly evaluate and, when appropriate, revise Newtek’s corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission (“SEC”) and The NASDAQ® Stock Market, Inc. (“NASDAQ”).

The Board of Directors consists of seven directors. The Board of Directors has determined that each of the directors, with the exception of Messrs. Sloane and Rubin, qualify as “independent” as defined by applicable NASDAQ and SEC rules. In making this determination, the board has concluded that none of these members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. It is the policy of the Board of Directors to hold executive sessions of the independent directors meeting without management at regular intervals and as requested by a director. David C. Beck has been designated as Lead Director and presides over these meetings of the independent directors. All members of the Board of Directors are welcome to attend the Annual Meeting of Shareholders. In 2006, Mr. Sloane, Mr. Rubin, Mr. Schottenstein, Mr. Schwartz, Mr. Payan, Mr. Beck and Mr. Mulia attended the annual meeting of shareholders.

During the fiscal year ended December 31, 2006, the Board of Directors held a total of 6 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the meetings of all committees on which he served.

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines titled “Governance Guidelines” which are available at www.newtekbusinessservices.com. The Governance Guidelines are also available in print to any shareholder who requests them. These principles were adopted by the Board of Directors to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interests of the shareholders.

On an annual basis, each Director and executive officer is obligated to complete a Directors’ and Officers’ Questionnaire which requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Committees of the Board of Directors

The Board of Directors currently has two standing committees: the Audit Committee and the Compensation, Corporate Governance and Nominating Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules. Each of the committees has a written charter approved by the Board of Directors.

The Board of Directors’ Audit Committee consists of Directors Payan as Chair, Beck and Schottenstein. The Audit Committee held 7 meetings with respect to the year ended December 31, 2006. The Audit Committee is authorized to examine and approve the audit report prepared by the independent auditors of the Company, to review and select the independent auditors to be engaged by the Company, to review the internal audit function and internal accounting controls, and to review and approve conflict of interest and audit policies.

Both Messrs. Beck and Payan, the immediate past and current Chair of the Audit Committee, have been determined by the Board of Directors to be financial experts and independent, under applicable rules of the SEC. In addition, the Board of Directors has determined that all members of the audit committee are financially literate as that term is defined by applicable NASDAQ and SEC rules.

The Company’s Compensation, Corporate Governance and Nominating Committee consists of directors Schwartz, as Chair, Payan and Mulia all of whom are “non-employee directors” within the meaning of the federal securities laws. The Compensation, Corporate Governance and Nominating Committee evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. The Compensation Committee met three times during the year ended December 31, 2006. The Corporate Governance and Nominating Committee did not meet in 2006. In 2007, the Board determined to combine the functions of the Company’s Corporate Governance and Nominating Committee with the Compensation Committee for reasons of efficiency. As a result, the Compensation, Corporate Governance and Nominating Committee is generally responsible for identifying corporate governance issues, creating corporate governance policies, identifying and recommending potential candidates for election to the board and reviewing director compensation and performance.

The Company’s Executive Committee consists of Directors Rubin and Sloane and is authorized to take actions it deems necessary or appropriate between regular meetings of the Board. The Executive Committee held 4 meetings during the year ended December 31, 2006.

Director Independence

The Board of Directors is required by the Governance Guidelines to have a majority of members who meet the applicable independence requirements of the NASDAQ and any applicable rule or law. Each of the following non-employee Directors is independent and has no relationship to the Company, except as a Director and shareholder.

David C. Beck
Salvatore F. Mulia
Michael A. Schwartz
Jeffrey M. Schottenstein
Christopher G. Payan

In addition, based on such standards, Barry Sloane is not independent because he is the Chairman of the Board, Chief Executive Officer, and Secretary and holds more than 5% of the outstanding shares of Common Shares of the Company; and Jeffrey G. Rubin is not independent because he is the President and holds more than 5% of the outstanding shares of Common Shares of the Company.

Director Candidates

In the event of a vacancy on the Board, the process followed by the Compensation, Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Compensation, Corporate Governance and Nominating Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interest of all shareholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the board to fulfill its responsibilities.

Shareholders may recommend individuals to the Compensation, Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common shares for at least a year as of the date such recommendation is made, to Compensation, Corporate Governance and Nominating Committee, c/o Barry Sloane - Secretary, Newtek Business Services, Inc., 1440 Broadway, 17th Floor, New York, New York 10018. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by our Board or others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting.

Shareholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Compensation, Corporate Governance and Nominating Committee or the Board, by following the procedures set forth under “Shareholder Proposals” below. Candidates nominated by shareholders in accordance with the procedures set forth in the Bylaws may be included in our proxy card for the next annual meeting.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Our lead director, Mr. Beck, with the assistance of our chief legal officer, Andrew Lewin, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other Directors as he considers appropriate.

Communications are forwarded to all Directors if they relate to important substantive matters and include suggestions or comments that the lead director, with the assistance of our chief legal officer, Andrew Lewin, considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the board should address such communications to Newtek Business Services, Inc. Board of Directors, c/o Barry Sloane - Secretary, Newtek Business Services, Inc., 1440 Broadway, 17th Floor, New York, NY 10018.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation, Corporate Governance and Nominating Committee are independent Directors, and none of them are present or past employees or paid officers of ours or any of our subsidiaries. No member of the Compensation, Corporate Governance and Nominating Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers has served on our Board or Compensation, Corporate Governance and Nominating Committee.

Our Code of Ethics

We have adopted a code of ethics, referred to as our Code of Conduct, which applies to all directors and employees, including the principal executive, financial and accounting officers. A copy of the Code of Conduct will be made available upon request to the executive offices of the Company and may be viewed on our web site (www.newtekbusinessservices.com). In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on Forms 3 and 4 provided to Newtek by its Directors and executive officers during 2006, the following individuals failed to file on a timely basis reports required pursuant to Section 16 of the Securities Act of 1933, as amended, for the times indicated if greater than one: Mulia and Brunet. Based on the information provided to the Company by these persons, it now appears that all such required reports have since been filed.

Director Compensation

The Board has adopted a plan for compensation of non-employee Directors for the year ending December 31, 2007, which gives effect to the time and effort required of each of them in the performance of their duties. The plan approved by the Board provides annual compensation, paid quarterly in our Common Shares valued as of the close of each quarter, with the exception of Mr. Payan who receives $6500 each quarter in cash and the balance in Common Shares:

•	for participation on the Board: $25,000;

•	for acting as chair of the Compensation, Corporate Governance and Nominating Committee: $30,000;

•	for acting as chair of the Audit Committee: $40,000; and

•	for acting as “lead” independent Director: $15,000.

Director Summary Compensation Table(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David C. Beck	—	40,000	—	—	—	—	40,000
Salvatore F. Mulia	—	25,000	—	—	—	—	25,000
Michael A. Schwartz	—	25,000	—	—	—	—	25,000
Jeffrey M. Schottenstein	—	40,000	—	—	—	—	40,000
Christopher G. Payan	26,000	39,000	—	—	—	—	65,000

(1)

Barry Sloane, the Company’s Chairman, Chief Executive Officer and Secretary, and Jeffrey G. Rubin, the Company’s President, are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation received by Messrs. Sloane and Rubin as employees of the Company are shown in the Summary Compensation Table on page 15.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FASB 123 (R) and thus may include awards granted in and prior to 2006.

PROPOSAL II – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has reappointed J.H. Cohn LLP as our independent public accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2007 and the audit committee has asked that this selection be ratified by our shareholders.

Representatives of J.H. Cohn LLP are invited to the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The ratification of the selection of J.H. Cohn LLP as our independent public accountants for the fiscal year ending December 31, 2007, will require the affirmative vote of the holders of a majority of the outstanding shares of Common Shares present at the Meeting, in person or represented by proxy, and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

THE BOARD BELIEVES THAT A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF THE INDEPENDENT PUBLIC ACCOUNTANTS AS DESCRIBED ABOVE IS IN THE BEST INTERESTS OF OUR SHAREHOLDERS AND US AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” SUCH PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation, Corporate Governance and Nominating Committee (for purposes of this analysis, the “Committee”) of the Board of Directors is responsible for establishing, implementing, administering and continually monitoring compliance with the Company’s compensation philosophy. The Committee attempts to ensure that the total compensation paid to the senior executives is fair, reasonable and competitive.

The individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table below, are referred to throughout this proxy statement, as the “named executive officers.”

Compensation Philosophy and Objectives

All of our compensation programs are designed to attract and retain key employees, motivate them to achieve and reward them for superior performance. Different programs are geared to shorter and longer-term performance with the goal of increasing stockholder value over the long-term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, rather than as individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our stock. We believe that the performance of our executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance and, ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our equity incentive programs, including stock options and restricted stock awards.

Role of Executive Officers in Compensation Decisions

The Committee supervises all compensation decisions for all executive officers (which include the named executive officers) and overall incentive equity awards to all employees of the Company. Decisions regarding the non-equity compensation of executive officers, other than named executive officers, are made by the Chief Executive Officer within the compensation philosophy set by the Committee. Decisions regarding the non-equity compensation of named executive officers are made by the Chief Executive Officer and the Committee.

The Chief Executive Officer annually reviews the performance of each member of the senior executive team including named executive officers (other than himself whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are then presented to the Committee by the Chief Executive Officer. The Committee can exercise its discretion in modifying any recommended adjustments or awards.

Setting Executive Compensation

During the course of each fiscal year, it has been the practice of the Chief Executive Officer to review the history of all the elements of each executive officer’s total compensation and to compare the compensation of the executive officers with that of the executive officers in an appropriate market comparison group. We seek to set compensation levels that are perceived as fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit. However, the Company does not target a specific position in the range of comparative data for each individual or for each element of compensation. Typically, the Chief Executive Officer sets compensation with respect to the executive officers who report to him, and consults with the Committee with respect to named executive officers. The named executive officers are not present at the time of these deliberations. The Committee then performs a similar review of the Chief Executive Officer’s total compensation and makes compensation decisions with respect to such officer, who does not participate in that determination.

We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of our Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives for the year;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support long-term performance;

•	performance of their general management responsibilities; and

•	contribution as a member of the executive management team.

Based on the foregoing objectives, we have structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash or non-cash compensation. Historically, and in fiscal 2006, we granted a majority of total compensation to executive officers in the form of cash compensation.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based incentive compensation based on the executive’s performance; and

•	retirement and other benefits made available to all employees.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Executive base salaries continue to reflect our operating philosophy, culture and business direction with each salary determined by the skills, experience and performance level of the individual executive, and the needs and resources of the Company. Base salaries are targeted to market levels based on reviews of published salary surveys and the closest related peer company compensation since we do not believe that Newtek has any peer companies. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using market data from published salary surveys such as Equilar. We believe that the Company's most direct competitors for executive talent are not necessarily restricted to those companies that are included in the peer company index used to compare shareholder returns, but encompass a broader group of companies engaged in the recruitment and retention of executive talent in competition with the Company.

During the review of base salaries for executives, we primarily consider:

•	internal review of each executive’s compensation both individually and relative to other executive officers;

•	individual performance of the executive; and

•	review of the Company’s revenue growth, net income and cash flow metrics relative to the Company’s annual plans, as well as other factors outlined above.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Chief Executive Officer’s assessment of the individual’s performance.

Annual Bonus

Annual bonuses may be earned by executive officers under the Company’s cash bonus plan. Payments under the plan are based on the Company’s overall performance as determined by the Chief Executive Officer and the Committee. The Committee determines any bonus for the Chief Executive Officer based on, among other things, a review of the Company’s revenue growth, net income and cash flow metrics relative to the Company’s annual plans. The Chief Executive Officer in consultation with the Committee with respect to the named executive officers, or in consultation with the named executive officers with respect to lower level employees, determines annual bonuses for other employees based on performance. Factors considered include the achievement of business plans and performance relative to other companies of a similar size and business strategy. The mix and weighting of the factors vary. The level of achievement by the executive determines the level of bonus.

Equity-Based Compensation

From time to time, the Company grants equity-based awards, such as stock options or restricted stock to the named executive officers and certain other key employees to create a clear and strong alignment between compensation and shareholder return and to enable the named executive officers and other employees to develop and maintain a stock ownership position in the company that will vest over time and act as an incentive for the employee to remain with the Company. Restricted stock and options are granted pursuant to the Company’s 2000 Incentive Stock and Deferred Compensation Plan or its 2003 Stock Incentive Plan.

In 2006, we granted 93,230 shares of restricted stock to executives with vesting periods from one to two years, but none were granted to named executive officers.

An accounting pronouncement adopted by the Financial Accounting Standards Board and effective for Newtek beginning on January 1, 2006 (“FAS 123(R)”), requires us to measure the value of equity awards based on the fair value of the award on the grant date. The cost is recognized in our statements of operations over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. FAS 123 (R) applies to all equity-based compensation awarded on or after January 1, 2006, and to existing stock options that vest after January 1, 2006.

Stock option award levels are determined based on market data, and vary among participants based on their positions within the Company.

Options are awarded at the average of the highest and lowest sale price of the Company’s Common shares on the NASDAQ market on the date of the grant (the “Market Value”). In certain limited circumstances, the Committee may grant options to an executive at an exercise price in excess of the Market Value of the Company’s Common shares on the grant date. The Committee has never granted options with an exercise price that is less than the Market Value of the Company’s Common shares on the grant date, nor has it granted options which are priced on a date other than the grant date.

Options granted by the Committee typically vest over the first three to five years of the ten-year option term although in certain cases we have granted options that have vested immediately. Vesting rights cease upon termination of employment but options may be exercised within one year of termination. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

In 2006, we did not grant any options.

Benefits and Perquisites

Our executives are generally not entitled to benefits that are not available to all of our employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees. The Committee periodically reviews the levels of benefits provided to executive officers. The named executive officers participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly situated employees. There is no Company match currently in place in the 401(k) savings plan but the Company has adopted a match for the December 31, 2007 fiscal year which will consist of a discretionary match in the form of Company Stock of 50% of the first 2% of employee contributions up to a maximum of 1% of the employee’s compensation.

The perquisites we provided in fiscal 2006 are as follows. We paid the premium on life insurance policies for Messrs. Sloane and Rubin in the amount of $3,135 and $5,470, respectively.

Compensation of the Chief Executive Officer

The Committee determined the compensation for Barry Sloane, Chairman and Chief Executive Officer for 2006. While recognizing the Chief Executive Officer’s leadership in building a highly talented management team and in driving the company forward, Mr. Sloane’s salary was maintained at $350,000 for 2006 and no bonus was paid. This is less than the competitive labor market median, but reflective of the Company’s current cash position. Mr. Sloane’s compensation has remained unchanged from 2005.

Conclusion

Attracting and retaining talented and motivated management and employees is essential to creating long-term shareholder value. Offering a competitive, performance-based compensation program helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of shareholders. We believe that the Company’s 2006 compensation program met those objectives.

COMPENSATION COMMITTEE REPORT

The Compensation, Corporate Governance and Nominating Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for fiscal 2006 required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation, Corporate Governance and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION, CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Michael A. Schwartz, Chairman

Christopher G. Payan

Salvatore F. Mulia

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Newtek specifically incorporates it by reference into a document filed under the Securities Act or Exchange Act.

EXECUTIVE COMPENSATION

The executive officers of Newtek, and their ages, as of March 30, 2007, are as follows:

Name	Age	Position
Barry Sloane	47	Chairman, Chief Executive Officer, and Secretary
Jeffrey G. Rubin	39	President
Michael J. Holden	55	Chief Financial Officer
Craig J. Brunet	59	Executive Vice President—Strategic Planning and Marketing
Seth A. Cohen	44	Senior Vice President—Finance

Barry Sloane is the Chairman of the Board, Chief Executive Officer, and Secretary of the Company and has been an executive officer of each of the Company-sponsored capcos for more than five years. Previously, from September 1993 through July 1995, Mr. Sloane was a Managing Director of Smith Barney, Inc. While there, he directed the Commercial and Residential Real Estate Securitization Unit and, prior to that, he was national sales manager for institutional mortgage and asset backed securities sales. From April 1991 through September 1993, he was founder and President of Aegis Capital Markets, a consumer loan origination and securitization business which was eventually taken public with the name of “Aegis Consumer Funding.” From October 1988 through March 1991, Mr. Sloane was Senior Vice President of Donaldson, Lufkin and Jenrette, where he was responsible for directing sales of mortgage-backed securities. From August 1982 to September 1988 Mr. Sloane was a senior mortgage security salesman and trader for Bear Stearns, L.F. Rothschild, E.F. Hutton and Paine Webber.

Jeffrey G. Rubin has been an executive officer of the Company and each of the Company-sponsored certified capital companies for over five years. Previous to participating in the founding of Newtek, Mr. Rubin founded in July 1994, financed and participated in the day-to-day management of Optical Dynamics Corporation, formally known as Fastcast Corporation, an early stage technology company. Mr. Rubin also served as an officer of that company and a member of the Board of Directors until December 1997. From January 1992 through January 1998, Mr. Rubin served as a private venture capitalist. During 2004 Mr. Rubin joined the board of trustees of BRT Realty Trust (NYSE: BRT).

Michael J. Holden became Chief Financial Officer of Newtek in June 2005. For the previous 5 years, Mr. Holden acted as a private investor and consultant to various small businesses. Previously he served in numerous financial staff capacities, including as Chief Financial Officer, for The Pep Boys—Manny, Moe and Jack a publicly traded company (NYSE: PBY).

Craig J. Brunet has served as Executive Vice President Strategic Planning and Marketing since July, 2006. Mr. Brunet has previously served as Chairman and Chief Executive Officer of the Company’s Harvest Strategies subsidiary, since June 1, 2001. From 1984-1989, Mr. Brunet served as Director of Strategic Planning for AT&T, where he managed all special development and modifications to standard AT&T products to include non-standard pricing, terms and conditions, hardware and software strategic initiatives, FCC Tariffs, as well as joint venture and/or integration requirements for the top 50 AT&T accounts. In 1989, Mr. Brunet joined Entergy Corporation as Executive Vice President of Entergy Corporation responsible for managing and directing the overall Entergy System retail and wholesale marketing effort including strategy development, policy preparation and administration, market development and market analysis and research. During his tenure with Entergy he served as Chairman of the Strategic Planning Committee of the Electric Power Research Institute (EPRI) and served on the Board of Directors of Entergy Enterprises guiding decisions on unregulated activities including strategic acquisition and investments in generation, distribution and new technology assets domestically and internationally. From 1993-1996, Mr. Brunet served as Chairman, CEO and President of First Pacific Networks, a leader in the initial development and deployment of broadband technologies in the United States and Europe. During this period he was also Chairman of the Board of Credit Depot Corporation, a publicly traded multi-state mortgage company and served as Chairman of both the Audit Committee and Compensation Committee.

Seth A. Cohen has served as Senior Vice President Finance since March 30, 2007. Mr. Cohen has previously served as Executive Vice President of Capital Markets since January, 2005 and Vice President for Capital Markets since June, 2000.

Mr. Cohen has twenty years experience in corporate and municipal finance. Prior to Newtek, from September, 1998 to May, 2000, Mr. Cohen was Director of the Mayor’s Office of Pensions and Public Finance for the City of New York.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All other compensation (in excess of $10,000) ($)	Total ($)
Barry Sloane, CEO	2006	350,000	—	—		—	—	—	—	350,000
Jeffrey G. Rubin, President	2006	286,668	50,000	—		—	—	—	—	336,668
Michael J. Holden, CFO	2006	240,000	45,000	25,000	(2)	—	—	—	—	310,000
Craig J. Brunet, EVP(3)	2006	120,000	48,000	—		—	—	—	—	288,000
Seth A. Cohen, SVP	2006	185,000	35,000	18,329	(4)	—	—	—	—	238,329
Tracy A. Schmidt, President, Universal Processing Services— Wisconsin, LLC(5)	2006	151,425	—	—		—	—	—	—
Tim Uzzanti, CEO, CrystalTech Web Hosting, Inc.(6)	2006	116,769	—	—		—	—	—	—

(1)	Bonus Awarded for 2006 and paid in 2007.
(2)	Shares awarded for 2006, granted and vested in 2007.
(3)	From July 1, 2006.
(4)	Shares awarded in 2003 and vested in 2006.
(5)	Resigned February 5, 2007.
(6)	Resigned July 8, 2006.

Equity Compensation Plans

The following table provides information as of December 31, 2006 with respect to the shares of our Common Shares that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders(1)	1,991,104	$2.86	2,362,985
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	1,991,104	$2.86	2,362,985

(1)	Consists of 4,250,000 Common Shares under the Company’s 2000 Stock Incentive and Deferred Compensation Plan and 1,000,000 Common Shares under the Company’s 2003 Stock Incentive Plan.
(2)	Excludes 91,184 restricted stock rights which have a zero exercise price.

Retirement and Other Benefits

The Company has entered into Employment agreements with Barry Sloane, its Chief Executive Officer, Chairman, and Secretary and Jeffrey G. Rubin, its President, which contain change of control provisions. The change of control provisions are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Payments Made Upon a Change of Control” on page 21.

GRANTS OF PLAN BASED AWARDS

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barry Sloane, CEO	N/A	—	—	—	—	—	—	—	—	—	—

Jeffrey G. Rubin, President	N/A	—	—	—	—	—	—	—	—	—	—

Michael J. Holden, CFO	N/A	—	—	—	—	—	—	—	—	—	—

Craig J. Brunet, EVP	N/A	—	—	—	—	—	—	—	—	—	—

Seth A. Cohen, SVP	N/A	—	—	—	—	—	—	—	—	—	—

OUTSTANDING EQUITY AWARDS AT YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Barry Sloane, CEO	—	—	—	—	—	—	—	48,263	96,043
Jeffrey G. Rubin, President	—	—	—	—	—	—	—	24,131	48,021
Michael J. Holden, CFO	100,000 50,000	— —	— —	2.38 1.57	06/13/15 12/21/15	— —	— —	— —	— —
Craig J. Brunet, EVP	150,000 100,000	— —	— —	3.38 1.57	03/13/07 12/21/15	— —	— —	— —	— —
Seth A. Cohen, SVP	50,000 50,000 50,000	— — —	— — —	7.00 3.36 1.57	04/07/10 10/09/07 12/21/15	— — —	— — —	— — —	— — —

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Barry Sloane, CEO	—	—	—	—
Jeffrey G. Rubin, President	—	—	—	—
Michael J. Holden, CFO	—	—	—	—
Craig J. Brunet, EVP	—	—	—	—
Seth A. Cohen, SVP	—	—	9,524	18,329

Equity Compensation Plan Information

The Company maintains a 2000 Stock Incentive and Deferred Compensation Plan (the “2000 Plan”) and a 2003 Stock Incentive Plan (the “2003 Plan”). A brief description of these plans follows.

Plans Approved by Security Holders

The 2000 Plan was adopted by the Board of Directors and ratified by our shareholders in 2000 and, as amended in 2002 and 2006, now provides for a total of 4,250,000 shares of our common shares reserved for awards under the plan. Awards may be made in the form of options, restricted share awards, share appreciation rights and deferred shares. As of December 31, 2006, there had been awarded under the 2000 Plan 2,519,218 options and restricted shares; no stock appreciation rights have ever been issued. The 2000 Plan is under the supervision of the Compensation, Corporate Governance and Nominating Committee of the Board of Directors. Awards generally vest over a two or three year period and options have a maximum exercise period of ten years.

The 2003 Plan was adopted by the Board of Directors in 2003 and ratified by our shareholders in 2004 and provides for a total of 1,000,000 shares of our common shares reserved for awards under the plan. Awards may be made in the form of options, restricted share awards and share appreciation rights. As of December 31, 2006, there had been awarded under the 2003 Plan 367,797 options and restricted shares; no stock appreciation rights have ever been issued.

Both the 2000 Plan and the 2003 Plan are under the supervision of the Compensation, Corporate Governance and Nominating Committee of the Board of Directors. Awards generally vest over a two or three year period and options have a maximum exercise period of ten years. At December 31, 2006 there were available for issuance under the 2000 Plan a total of 1,730,782 shares and there were available for issuance under the 2003 Plan a total of 632,203 shares.

Types of Awards—The Compensation, Corporate Governance and Nominating Committee has the authority to grant various types of awards to employees and directors under the 2000 Plan and to employees under the 2003 Plan. These types of awards include:

Stock Options. Options may be either incentive stock options (“ISOs”), as defined in Section 422 of the Internal Revenue Code, or options that are not ISOs (“Non-ISOs”). ISOs may only be granted to employees of the Company and its affiliates. The exercise price as to any ISO may not be less than the fair market value (determined under the Plans) of the optioned shares on the date of grant. In the case of a participant who owns more than 10% of the outstanding Common shares on the date of receiving an ISO grant, its exercise price may not be less than 110% of fair market value of the shares. As required by federal tax laws, to the extent that the aggregate fair market value (determined when an ISO is granted) of the Common shares with respect to which ISOs are exercisable by a participant for the first time during any calendar year exceeds $100,000, the ISOs granted in excess of $100,000 will be treated as Non-ISOs. The exercise price as to any Non-ISO may not be less than 100% of the fair market value of the optioned shares on the date of grant. Unless a different vesting schedule is specified by the Compensation, Corporate Governance and Nominating Committee, each option will vest and become exercisable with respect to 25% of the underlying shares of Common shares after each year of service.

Stock Appreciation Rights. A stock appreciation right (“SAR”) may be granted in tandem with all or part of any option granted under the Plans, or without any relationship to any option. A SAR granted in tandem with an ISO must expire no later than the ISO, must have the same exercise price as the ISO and may be exercised only when the ISO is exercisable and when the fair market value of the shares subject to the ISO exceeds the exercise price of the ISO. For SARs granted in tandem with options, the participant’s exercise of the SAR cancels his or her right to exercise the option, and vice versa. Regardless of whether a SAR is granted in tandem with an option, exercise of the SAR will entitle the participant to receive, as the Compensation, Corporate Governance and Nominating Committee prescribes in the grant, all or a percentage of the difference between (i) the fair market value of the shares of Common shares subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted (or, in the case of a SAR granted in tandem with an option, the exercise price). The exercise price as to any particular SAR may not be less than the fair market value of the optioned shares on the date of grant.

Restricted Share Awards. Restricted share awards representing grants of our common shares that are subject to a risk of forfeiture in the event that the terms of the applicable vesting schedule provided for in an award is not satisfied may be granted under the Plans. Unless a different vesting schedule is specified by the Compensation, Corporate Governance and Nominating Committee, each restricted share award will vest with respect to 25% of the underlying shares of common shares after each year of service. Distributions of common shares in connection with the vesting of restricted shares shall also include a distribution of any accrued cash and/or stock dividends declared and paid with respect to such restricted shares (and net earnings on any cash dividends so declared and paid).

Deferred Shares. Under the 2000 Plan, the Compensation, Corporate Governance and Nominating Committee may permit the Company’s executive officers or directors to elect to defer the receipt of a portion of their cash compensation. Such deferrals are one hundred percent vested at all times. Deferred amounts are credited to a bookkeeping account (the “Account”) in the name of the participant. Participants may elect to invest all or a portion of their Account in common shares, in which case the Compensation, Corporate Governance and Nominating Committee shall credit the participant’s Account with deferred shares that have a fair market value equal to the compensation so deferred. The Compensation, Corporate Governance and Nominating Committee may permit participants to elect to have their Account credited with an alternative investment return in lieu of deferred shares. After a participant terminates service, his or her Account balance will be distributed in five annual installments, subject to the participant’s right to elect a different payout term and commencement date. Distributions of deferred shares shall be made in Common shares. Any distribution of common shares will include earnings that accrued after the date the participant’s account was initially credited with deferred shares (with cash dividends being converted into deferred shares at the end of each fiscal year).

Upon the occurrence of a Change in Control (as defined in the Plans), or the execution of agreement to effect a Change in Control, all options and SARs shall become fully exercisable and all restricted share awards shall be one hundred percent vested.

We did not grant any long-term equity awards under either of the Plans in 2006. We do not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Compensation, Corporate Governance and Nominating Committee prior to granting equity compensation awards, the Compensation, Corporate Governance and Nominating Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety.

Employment Agreements

The Company has entered into separate employment agreements with 3 of its Executive Officers:

•	Barry Sloane, as Chairman and Chief Executive Officer;

•	Jeffrey G. Rubin, as President; and

•	Craig J. Brunet as Executive Vice President Strategic Planning and Marketing.

Barry Sloane, as Chairman and Chief Executive Officer, is responsible for implementing the policies adopted by the Company’s Board of Directors.

Messrs. Sloane and Rubin’s employment agreements provide for:

•	a one year term through December 31, 2007 at an annual base salary of $286,000 for Mr. Rubin and $350,000 for Mr. Sloane;

•	at least one annual salary review by the Board of Directors;

•	participation in any discretionary bonus plan established for senior executives;

•	retirement and medical plans, customary fringe benefits, vacation and sick leave; and

•	$2 million of split-dollar life insurance coverage.

Mr. Brunet’s employment agreement provides for:

•	an eighteen month term through December 31, 2007 at an annual base salary of $240,000;

•	at least one annual salary review by the Board of Directors;

•	participation in any discretionary bonus plan established for senior executives; and

•	retirement and medical plans, customary fringe benefits, vacation and sick leave.

Each agreement contains a non-competition provision that requires the employee to devote substantially his full business time and efforts to the performance of the employee’s duties under the agreement. The employee is not prohibited, however, from:

•

serving on the boards of directors of, and holding offices or positions in, companies or organizations which, in the opinion of the Board of Directors, will not present conflicts of interest with the Company; or

•	investing in any business dissimilar from the Company’s or, solely as a passive or minority investor, in any business.

The Company may terminate an employee’s employment for “just cause” as defined in the agreement, and upon the termination, no severance benefits are available. If the Company terminates an employee without just cause, or if the term of the agreement is not extended for an additional year, the employee will be paid an amount equal to six months’ compensation. If the employee voluntarily terminates his employment for “good reason” as defined in the agreement, or the employee’s employment terminates during the term of the agreement due to death, disability, or retirement after age 62, the employee will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the agreement. The employee is able to voluntarily terminate his agreement by providing 60 days written notice to the Board of Directors, in which case the employee is entitled to receive only his compensation, vested rights, and benefits up to the date of termination.

Payments Upon Change of Control

Messrs. Sloane and Rubin’s employment agreements contain provisions stating that in the event of the employee’s involuntary termination of employment (other than for cause) in connection with, or within six months after, any change in control of the Company, the employee will be paid within 10 days of the termination a sum equal to 2.99 times the average annual compensation he received during the five-year period immediately prior to the date of change in control. “Control” generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Company’s voting stock, or the control of the election of a majority of directors or the exercise of a controlling influence over the Company’s management or policies.

Each of Messrs. Sloane and Rubin’s employment agreements also provides for a similar lump sum payment to be made in the event of the employee’s voluntary termination of employment within 30 days of a change in control, or within 90 days thereafter, of certain specified events following any change in control, whether approval by the Board of Directors or otherwise which have not been consented to in writing by the employee including:

•	requiring the employee to move his personal residence or perform his principal executive functions more than 50 miles from the employee’s primary office;

•	failing to maintain existing employee benefit plans, including material vacation, fringe benefits, and retirement plans;

•	assigning duties and responsibilities to the employee which are other than those normally associated with his position;

•	materially diminishing the employee’s authority and responsibility; and

•	failing to elect or re-elect the employee to the Company’s Board of Directors.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid by the Company is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may, in the future, approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Non-qualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided on page 8 under the heading “Deferred Shares.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

During the years ended December 31, 2005, and 2004, the Company obtained financial consulting services from the firm of Janover Rubinroit, in the amounts of approximately $138,000, and $155,000, respectively. Two partners of Janover Rubinroit, Michael Goodman and Mark Goodman, are related to Brian A. Wasserman, former CFO and a director who resigned on June 10, 2005, as father-in-law and brother-in-law, respectively, and they collectively hold approximately 49 percent of the ownership of Janover Rubinroit.

During 2005, and 2004 the Company leased 4 cubicles of office space in New York City from a company controlled by Mr. Robert Cohen, the father-in-law of Jeffrey G. Rubin, the President and a director of the Company. The aggregate cost of the rental was approximately $17,000 and $28,800 for 2005 and 2004, respectively.

CrystalTech Web Hosting, Inc. paid Mr. Uzzanti, its former CEO, rent for its principal office location in Phoenix, Arizona. The aggregate cost of the rental was approximately $251,000, $210,000 and $74,000 for the years ended December 31, 2006, 2005 and 2004, respectively. In addition, Mr. Uzzanti owned and controlled a software development company (“Smarter Tools”) which leases 200 square feet of space from CrystalTech and provides software services to CrystalTech. The space was rented through April 2006 at $24,000 per year which amount is paid by Smarter Tools through the provision of certain technological services to CrystalTech. In addition, Smarter Tools provided services above the $24,000 annual rent. Total payments to Smarter Tools in 2006, 2005 and 2004 were $84,000, $80,000 and $16,000, respectively.

During the years ended December 31, 2006, 2005 and 2004, the Company provided merchant processing for a company owned by the father-in-law of the President of the Company, generating revenue in the approximate amounts of $241,000, $193,000 and $94,000. In addition, the Company recorded a receivable for the year ended December 31, 2006 in the amount of $164,000 from such company.

INDEPENDENT AUDITORS

J. H. Cohn LLP served as the Company’s independent auditors for the year ended December 31, 2006. PricewaterhouseCoopers LLP served as the Company’s independent auditors for the year ended December 31, 2005. A representative of J. H. Cohn LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

Fees for professional services rendered to the Company by J. H. Cohn LLP during the fiscal year ended December 31, 2006 were as follows:

(thousands)
Audit Fees	$800
Audit Related Fees	$—
All Other Fees	$—

Total Fees	$800

Fees for professional services rendered to the Company by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2005 were as follows:

(thousands)
Audit Fees	$2,307
Audit Related Fees	$10
All Other Fees	$1

Total Fees	$2,318

Audit Fees: The audit fees for the fiscal years ended December 31, 2006 and December 31, 2005 were for professional services rendered in connection with the audit of the Company’s annual financial statements, assistance with review of documents filed with the SEC, consents and other services required to be performed by our independent auditors.

Audit-Related Fees: The audit-related fees were for assurance and related services associated with the audit in connection with an acquisition.

All Other Fees: Fees billed to the Company by J. H. Cohn LLP and PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2006 and December 31, 2005 for non-audit services and assurance and related services for attestations not required by law.

In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to and the related services provided by PricewaterhouseCoopers LLP and J.H. Cohn LLP were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors, through its Audit Committee, and in accordance with its written Charter, reviews the audit function, internal controls and financial statements of the Company. The Committee consists solely of directors who are not Company employees and are considered “independent” under applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market. In 2006, the Audit Committee convened 7 times to discuss with management and the independent auditors their respective accounting, auditing and financial reporting responsibilities with respect to the fiscal year 2006 or 2005.

In connection with the December 31, 2006 financial statements of the Company, the Committee: (1) reviewed and discussed the audited and interim unaudited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61 and the independence of the auditors; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1. In discharging these oversight responsibilities as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditor and the Company that might bear on the auditors’ independence and discussed with the auditors any relationships that may impact their objectivity and independence. Based upon these procedures and discussions with Company management, the Committee considered whether it was necessary to exclude J.H. Cohn LLP from performing any work for the Company separate and apart from auditing the Company’s financial statements. After a thorough analysis, the Committee concluded that at this time there was no conflict that would jeopardize auditor independence and that it is satisfied as to the auditors’ independence. The committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls.

The Committee, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee reviewed the audited financial statements of the Company as of, and for, the fiscal year ended December 31, 2006, with management and the independent auditors. Based upon these reviews and the resulting discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Date: April 30, 2006	Respectfully submitted,
Christopher G. Payan, Chairman
David C. Beck
Jeffrey M. Schottenstein

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. Properly executed proxies in the accompanying form that have not been revoked confer discretionary authority on the persons named therein to vote at the direction of a majority of the Board of Directors on any other matters presented at the Annual Meeting. Under SEC rules, if a Shareholder does not notify the Company within a reasonable time before the date of this Proxy Statement of such Shareholder’s intent to present a proposal at the Annual Meeting, the persons named in the accompanying proxy may exercise such discretionary voting authority if the proposal is raised at the Annual Meeting, without any discussion of the matter in this Proxy Statement.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Shares. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by email without additional compensation.

The Annual Report to Shareholders for the year ended December 31, 2006, including financial statements, is being mailed to all shareholders of record as of the close of business on or about April 30, 2007. Any Shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated herein by reference.

SHAREHOLDER COMMUNICATIONS

Shareholders may send written communications to the Board of Directors to the attention of the Board of Directors, c/o Newtek Business Services, Inc., 1440 Broadway, 17th floor, New York, New York 10018. Shareholder communications must be signed by the shareholder and identify the number of Common Shares held by the shareholder. Each properly submitted shareholder communication will be provided to the Board of Directors at its next meeting or, if such communication requires more immediate attention, it will be forwarded to the Directors promptly after receipt.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy statement and proxy relating to the 2008 Annual Meeting of Shareholders of the Company, which will be held on or about May 30, 2008, any shareholder proposal to take action at such meeting must be received by the Secretary of the Company at 1440 Broadway, 17th Floor, New York, New York 10018 no later than January 18, 2008. With respect to the 2008 Annual Meeting of Shareholders of the Company, if notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company’s proxy statement, is not received by January 18, 2008, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2008 Annual Meeting, or to consider and vote upon at any such meeting, any shareholder proposal which does not meet all of the requirements established by the SEC or the Company’s Certificate of Incorporation or Bylaws in effect at the time such proposal is received.

By order of the Board of Directors

Barry Sloane, Secretary

Appendix A

NEWTEK BUSINESS SERVICES, INC.

COMPENSATION, CORPORATE GOVERNANCE

AND NOMINATING COMMITTEE

CHARTER

The Compensation, Corporate Governance and Nominating Committee shall have two basic functions: administration of the Corporate Governance Guidelines of the Company as adopted by the Board of Directors and development and administration of compensation policies and plans on behalf of the Board of Directors.

COMPENSATION PHILOSOPHY

The Compensation, Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) shall be composed entirely of independent, nonemployee directors and have overall responsibility with respect to designing, approving and evaluating the executive compensation plans, policies, and programs of the Company. The Committee shall also review and approve various other compensation policies and matters as referred from the Board and administer the Company’s incentive stock plans.

The Committee shall strive to ensure that compensation serves to motivate and retain qualified senior executives while also being in the best interests of the Company and its shareholders. The Committee’s philosophy relating to executive compensation shall be to attract and retain highly qualified people at industry competitive salaries, and to link the financial interests of the Company’s management to those of the shareholders.

The Committee shall develop a compensation policy that creates a direct relationship between pay levels and the associated corporate performance and returns to shareholders. It shall vigilantly monitor the results of such policy to assure that the compensation payable to the Company’s executives provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance and is justified by the returns available to shareholders, particularly when compared to the returns received by shareholders of industry competitors.

The Committee shall annually re-evaluate the Company’s compensation policies and programs in light of this philosophy and competitive industry practices and report back to the Board. The Committee’s compensation philosophy and the programs which implement this philosophy may be monitored and adjusted with the assistance of consultants and counsel as required.

ORGANIZATION

The Board shall select two or more of its members, each of whom shall not be an employee and shall meet all applicable requirements as to independence, to serve as members of the Committee. Each member shall serve at the pleasure of the Board and for such term or terms, as the Board shall determine. The Chief Executive Officer of the Company shall serve as a non-voting, ex-officio member of the Committee.

MEETINGS

The Committee shall meet at least four times each year. The agenda of each meeting will be prepared by the Secretary of the Committee and, whenever reasonably practicable, circulated to each member prior to the meeting date.

A-1

SPECIFIC COMPENSATION RESPONSIBILITIES

The Committee shall make, in conjunction with the Chief Executive Officer, decisions and develop recommendations with respect to the compensation of all other officers and other key employees including:

•	annual base salary

•	annual incentive compensation (as applicable)

•	long-term incentive compensation (as applicable)

•	employment agreements, severance arrangements, and change in control provisions, when applicable

•	any special or supplemental benefit plan and

•	equity based compensation programs.

The Committee is responsible for preparing the “Compensation Committee Report” in compliance with the requirements of the Securities and Exchange Commission rules and regulations as they may be amended from time to time, for incorporation into the Company’s annual proxy statement, which among other things, describes the philosophy of the Committee with respect to the compensation decisions made regarding executive officers.

The Committee is also responsible for administering all equity based compensation programs and for determining the Corporation’s policy with respect to the application of Section 162(m) of the Internal Revenue Code of 1986, as amended, when compensation may be paid by the Corporation which is not deductible for Federal income tax purposes. Section 162(m) of the Code limits the Company’s tax deduction to $1 million for compensation paid to executive officers named in the proxy statement unless the compensation is “performance-based” within the meaning of Section 162(m). The Committee shall ensure compliance with the requirements of Section 162(m) unless the Committee concludes that such compliance clearly would not be in the best interest of the Company or its shareholders.

The Committee is responsible for the administration of equity based incentive compensation programs and shall have the authority to delegate responsibility for the day-to-day management of compensation to the officers of the Company.

SPECIFIC CORPORATE GOVERNANCE RESPONSIBILITIES

1. The Committee is responsible for identifying corporate governance issues, creating corporate governance policies, identifying and recommending potential candidates for election to the Board and reviewing director compensation. It shall also review the Company’s Corporate Governance Guidelines and recommend any needed changes to the Board.

2. The Committee shall recommend to the Board, and the Board will designate the members and the chairmen of any committees, taking into account the wishes and experience of individual directors and after consultation with the Chairman.

3. The Committee shall perform an annual assessment of the performance of the Board as a whole, and will report thereon to the Board. The assessment is to be based on criteria that the Committee considers relevant and shall relate it to the Board’s overall performance as well as specific areas in which a enhanced contribution could be made.

4. The Committee shall consider and recommend candidates to fill new positions created by expansion and vacancies that occur by resignation, retirement or for any other reason. In consultation with, and approval by, the Committee, an invitation to join the Board should be extended by the Chairman of the Board, or the Board itself.

A-2

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NEWTEK BUSINESS SERVICES, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 30, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Newtek Business Services, Inc. (the “Company”) hereby appoints Barry Sloane and Jeffrey G. Rubin, or either of them, with full powers of substitution, as attorneys and proxies for the undersigned, to vote all Common Shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the New York City office of the Company, 1440 Broadway, 17th Floor, New York, NY 10018 on Friday, May 30, 2007 at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated below and as determined by a majority of the Board of Directors with respect to such other matters as may come before the Annual Meeting.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for each of the propositions stated. If any other business is presented at the Annual Meeting as to which this proxy confers discretionary authority, this proxy will be voted by those named in this proxy as determined by a majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

NEWTEK BUSINESS SERVICES, INC.

May 30, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

■    20230000000000000000 0                                                                                               053007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

				FOR	AGAINST	ABSTAIN
1. Election as Class I directors of all nominees listed below (except as marked to the contrary)			2. To ratify the selection of J.H. Cohn LLP as auditors of the Company for the year ending December 31, 2007.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Salvatore F. Mulia O Jeffrey G. Rubin		3. Such other matters as may properly come before the Annual Meeting or any adjournment thereof.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to Common Shares of the Company which the undersigned is entitled to vote at the Annual Meeting.

The undersigned shareholder acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Annual Meeting and a Proxy Statement dated April 30, 2007.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	Check here if you plan to attend the Annual Meeting: ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■